Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Dionex Corporation
at
$118.50 Net Per Share
by
Weston D Merger Co.
an indirect wholly owned subsidiary of
Thermo Fisher Scientific Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JANUARY 19, 2011, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”) DATED AS OF DECEMBER 12, 2010 AMONG THERMO FISHER SCIENTIFIC INC., WESTON D MERGER CO. AND DIONEX CORPORATION (“DIONEX”).

THE BOARD OF DIRECTORS OF DIONEX HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER REFERRED TO HEREIN, ARE ADVISABLE AND IN THE BEST INTERESTS OF DIONEX STOCKHOLDERS AND (II) ADOPTED THE MERGER AGREEMENT AND APPROVED THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER. THE DIONEX BOARD RECOMMENDS THAT DIONEX STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER AND (IF REQUIRED UNDER DELAWARE LAW) ADOPT THE MERGER AGREEMENT.

THERE IS NO FINANCING CONDITION TO THE OFFER. THE OFFER IS SUBJECT TO VARIOUS CONDITIONS. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (1) THROUGH (5). YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Dealer Managers for the Offer Are:

December 20, 2010

IMPORTANT

If you desire to tender all or any portion of your shares of Dionex common stock in the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your shares of Dionex common stock using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Innisfree M&A Incorporated, at (877) 825-8964 for assistance. See Section 3 — “Procedure for Tendering Shares” for further details.

•	If you hold your shares of Dionex common stock through a broker, bank or trust company, you must contact your broker or bank and give instructions that your Dionex shares be tendered.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. The Dealer Managers (as defined herein) may be contacted at their addresses and telephone numbers on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov.

SUMMARY TERM SHEET

We, Weston D Merger Co. (“Purchaser”), an indirect wholly owned subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher”), are offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Dionex Corporation (“Dionex”) for $118.50 per share in cash, net to the seller, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger dated as of December 12, 2010 among Thermo Fisher, Purchaser and Dionex. The following are some of the questions you, as a Dionex stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Weston D Merger Co.

Who is offering to buy my securities?

Our name is Weston D Merger Co. We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding common stock of Dionex. We are an indirect wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and Thermo Fisher.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.001 per share, of Dionex. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay you $118.50 per share in cash, without interest, less any applicable withholding taxes but without brokerage fees or commissions or, except in certain circumstances, transfer taxes. If you are the record holder of your shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, banker or other nominee, and your broker tenders your shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Thermo Fisher will provide us with sufficient funds to pay for all shares accepted for payment in the offer. We will need approximately $2.1 billion to purchase all shares of Dionex common stock validly tendered in the offer, to pay the merger consideration in connection with the merger of us into Dionex, which is expected to follow the successful completion of the tender offer and to pay related fees and expenses. All or a portion of the approximately $2.1 billion is expected to come from Thermo Fisher’s cash on hand, existing revolving credit facility, new financing arrangements or the committed term loans described below. Thermo Fisher has received commitments from Barclays Bank PLC and JPMorgan Chase Bank, N.A. to provide, or cause their respective affiliates to provide, $1.5 billion of senior unsecured term loans, which may be used to provide a portion of the proceeds necessary to consummate the acquisition of shares in the offer, to pay the merger consideration in connection with the merger of us into Dionex and to pay related fees and expenses. Consummation of the offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

•	the offer is being made for all outstanding shares of Dionex common stock solely for cash;

•	as described above, we, through our parent company, Thermo Fisher, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer;

•	consummation of the offer is not subject to any financing condition; and

•	if we consummate the offer, we expect to acquire any remaining shares for the same cash per share price in any subsequent offering period or the merger.

See Section 10 — “Source and Amount of Funds.”

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things:

•	at least a majority of the outstanding shares of Dionex common stock, on a fully diluted basis, having been validly tendered and not withdrawn prior to the expiration of the offer (as may be extended from time to time) (the “Minimum Condition”); and

•	the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, and our receiving required or advisable foreign antitrust clearances (the “Antitrust Condition”).

Other conditions of the offer are described in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the offer is not conditioned on Thermo Fisher or Purchaser obtaining financing.

Is there an agreement governing the offer?

Yes. Dionex, Thermo Fisher and Purchaser have entered into an agreement and plan of merger dated as of December 12, 2010. The merger agreement provides, among other things, for the terms and conditions of the offer and, following consummation of the offer, the merger of Purchaser into Dionex. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does Dionex’s board of directors think about the offer?

Dionex’s board of directors unanimously:

•	determined that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Dionex stockholders;

•	adopted the merger agreement and approved the transactions contemplated thereby, including the offer and the merger; and

•	recommends that Dionex stockholders accept the offer and tender their shares and (if required by Delaware law) adopt the merger agreement.

See Section 11 — “Background of the Offer” and Section 13 — “The Transaction Documents — The Merger Agreement — Dionex Board Recommendation.”

How long do I have to decide whether to tender in the offer?

You have until at least 12:00 Midnight, New York City time, at the end of Wednesday, January 19, 2011, to decide whether to tender your shares in the offer. See Section 1 — “Terms of the Offer.” If you cannot deliver everything required to make a valid tender to American Stock Transfer & Trust Company, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedure for Tendering Shares.” In addition, if we extend the offer or provide a subsequent offering period in the offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your shares. Please be aware that if your shares are held by a broker, bank, trust company or other custodian, they may require advance notification before the expiration date of the offer.

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not properly withdrawn shares of Dionex common stock promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer set forth in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the merger agreement, to delay the acceptance for payment or payment for shares of Dionex common stock until satisfaction of all conditions to the offer relating to governmental or regulatory approvals.

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares of Dionex common stock will be made only after timely receipt by American Stock Transfer & Trust Company of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3 — “Procedure for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the offer be extended and under what circumstances?

Yes. If at the scheduled expiration date of the offer, including following a prior extension, any condition to the offer has not been satisfied or waived, we are required to extend the offer for periods of up to ten business days per extension if Dionex so requests and we are permitted to do so, in our sole discretion, if Dionex does not so request. In addition, we will extend the offer for any period required by any applicable law, any interpretation or position of the Securities and Exchange Commission, the staff thereof or the NASDAQ Stock Market applicable to the offer and, for periods of up to ten business days per extension, until the Antitrust Condition has been satisfied. We will not and do not have any obligation to extend the offer beyond June 12, 2011 unless, as of such date, all of the conditions to the offer are satisfied other than the Antitrust Condition and the condition that we are not prohibited from consummating the offer or the merger by any applicable injunction or court order relating to antitrust or similar laws (and there is no pending action that would be reasonably expected to result in a prohibition), in which case we will not and will have no obligation to extend the offer beyond September 12, 2011. See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”

If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

Will there be a subsequent offering period?

Following the satisfaction of all the conditions to the offer and the acceptance for payment of all the shares tendered during the initial offering period (including any extensions), we may elect to provide a subsequent offering period of at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We may extend the subsequent offering period provided that we are not permitted under U.S. Federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We have not at this time made a final decision to provide or not to provide a subsequent offering period. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” of this document for more information concerning any subsequent offering period.

What is the difference between an extension of the offer and a subsequent offering period?

If the offer is extended, no shares will be accepted or paid for until the extension expires, and you will be able to withdraw your shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the shares that were validly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•	if you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, the depositary for the offer, or follow the procedures for book-entry transfer set forth in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase. These materials must reach American Stock Transfer & Trust Company before the offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Tendering Shares.”

•	if you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call the information agent, Innisfree M&A Incorporated, at (877) 825-8964 for assistance. See Section 3 — “Procedure for Tendering Shares” for further details.

•	if you hold your Dionex shares through a broker or bank, you must contact your broker or bank and give instructions that your Dionex shares be tendered.

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration date of the offer as it may be extended. Further, if we have not accepted your shares for payment by February 18, 2011, you may withdraw them at any time after February 18, 2011. Once we accept your tendered shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during a subsequent offering period, if we elect to have such a period. See Section 4 — “Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer & Trust Company, the depositary for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, bank, trust company or other nominee, you must instruct the broker, bank, trust company or other nominee to arrange to withdraw the shares. See Section 4 — “Withdrawal Rights.”

Will the offer be followed by a merger if all Dionex shares are not tendered in the offer?

If we purchase shares in the offer and the other conditions to the merger are satisfied or, where permissible, waived, we will be merged with and into Dionex. If we purchase shares in the offer, we will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of Dionex. Furthermore, if pursuant to the offer or otherwise we own in excess of 90% of the outstanding shares, we may effect the merger without any further action by the stockholders of Dionex. If the merger takes place, Dionex will become an indirect wholly owned subsidiary of Thermo Fisher, and all remaining stockholders (other than Thermo Fisher, Purchaser, Dionex and any wholly owned subsidiary of Dionex, and any stockholders who validly exercise their appraisal rights in connection with the merger as described in Section 12 — “Purpose of the Offer; Plans for Dionex; Appraisal Rights”) will receive $118.50 net per share in cash (or any higher price per share which is paid in the offer). See the “Introduction” to this Offer to Purchase and Section 12 — “Purpose of the Offer; Plans for Dionex; Appraisal Rights” and Section 13 — “The Transaction Documents — The Merger Agreement.”

What is the “Top-Up Option” and when could it be exercised?

Dionex has granted us the option, exercisable only following our acquisition of shares pursuant to the offer, to purchase from Dionex subject to the terms and conditions set forth in the merger agreement up to the number of authorized and unissued Dionex shares equal to the lowest number of shares that, when added to the number of shares owned by Thermo Fisher and its subsidiaries at the time of such exercise, will constitute one share more than 90% of the shares outstanding on a fully diluted basis (assuming conversion or exercise of all derivative securities), at a price per share equal to the price paid in the offer. This option is to enable us, following our acquisition of shares pursuant to the offer, to effect the merger as a short-form merger under Delaware law without a vote or any further action by the stockholders of Dionex.

If I decide not to tender, how will the offer affect my shares?

If the merger takes place between Dionex and us, Dionex stockholders not tendering their shares in the offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your shares is that tendering stockholders will be paid earlier. If you decide not to tender your shares in the offer and we purchase the shares which are tendered in the offer, but the merger does not occur, there may be so few remaining stockholders and publicly traded shares that Dionex common stock will no longer be eligible to be traded on the NASDAQ Stock Market or other securities exchanges and there may not be an active public trading market for Dionex common stock. Also Dionex may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7 — “Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations” and Section 13 — “The Transaction Documents — The Merger Agreement.”

Are appraisal rights available in either the offer or the merger?

No appraisal rights will be available to you in connection with the offer. However, you will be entitled to seek appraisal rights in connection with the merger if you do not tender shares in the offer and do not vote in favor of the merger, subject to and in accordance with Delaware law. See Section 12 — “Purpose of the Offer; Plans for Dionex; Appraisal Rights — Appraisal Rights.”

If you successfully complete the offer, what will happen to Dionex’s board of directors?

If we accept shares of Dionex common stock for payment pursuant to the offer, under the merger agreement Thermo Fisher will become entitled to designate a number of directors to the Dionex board of directors that is in the same proportion to the total number of directors as the shares beneficially owned by Thermo Fisher and/or us to the total number of shares then outstanding. In such case, Dionex has agreed to take all actions necessary to cause Thermo Fisher’s designees to be elected or appointed to the board of directors of Dionex in such number as is proportionate to Thermo Fisher’s and/or our share ownership. Therefore, if we accept shares of Dionex common stock for payment pursuant to the offer, Thermo Fisher will obtain control of the management of Dionex shortly thereafter. However, prior to the effective time of the merger, the approval of a majority of Dionex’s directors then in office who were not designated by Thermo Fisher will be required for Dionex to authorize any termination of the merger agreement by Dionex or any amendment of the merger agreement requiring action by Dionex’s board of directors, or to effect certain other actions related to or in connection with the merger. See Section 12 — “Purpose of the Offer; Plans for Dionex; Appraisal Rights.”

What is the market value of my shares as of a recent date?

On December 10, 2010, the last full trading day before we announced the offer and the possible subsequent merger, the closing price of shares of Dionex common stock reported on the NASDAQ Stock Market was $98.17 per share. On December 17, 2010, the last full trading day before the date of this Offer to Purchase, the closing price of a share of Dionex common stock on the NASDAQ Stock Market was $118.15. You should obtain current market quotations for shares before deciding whether to tender your shares.

What are the federal income tax consequences of exchanging my shares pursuant to the offer, during a subsequent offering period or pursuant to the merger?

In general, your exchange of shares of Dionex common stock for cash pursuant to the offer, during a subsequent offering period or pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your shares pursuant to the offer, during a subsequent offering period or pursuant to the merger in light of your particular circumstances. See Section 5 — “Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the offer?

You can call Innisfree M&A Incorporated, toll free at (877) 825-8964. Innisfree M&A Incorporated is acting as information agent and Barclays Capital Inc. and J.P. Morgan Securities, LLC are acting as dealer managers for the Offer. See the back cover of this Offer to Purchase for additional contact information.

To the Stockholders of Dionex:

INTRODUCTION

Weston D Merger Co., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Dionex Corporation (“Shares”), a Delaware corporation (“Dionex”), for $118.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of American Stock Transfer & Trust Company (the “Depositary”), Innisfree M&A Incorporated (the “Information Agent”) and Barclays Capital Inc. and J.P. Morgan Securities, LLC (the “Dealer Managers”) incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

We are making the Offer pursuant to an Agreement and Plan of Merger dated as of December 12, 2010 (the “Merger Agreement”) among Thermo Fisher, Purchaser and Dionex. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into Dionex (the “Merger”), with Dionex continuing as the surviving corporation and an indirect wholly owned subsidiary of Thermo Fisher. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares held by Thermo Fisher, Purchaser, Dionex or any wholly owned subsidiary of Dionex, and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 12 — “Purpose of the Offer; Plans for Dionex; Appraisal Rights”) will be cancelled and extinguished and automatically converted into the right to receive the price per Share paid in the Offer (the “Offer Price”), without interest. The Merger is subject to the satisfaction or waiver of certain conditions described in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. Section 13 — “The Transaction Documents — The Merger Agreement” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Considerations” describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Board of Directors of Dionex (the “Dionex Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of Dionex stockholders and (ii) adopted the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”). The Dionex Board recommends that Dionex stockholders accept the Offer and tender their Shares in the Offer and (if required by Delaware law) adopt the Merger Agreement.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Thermo Fisher and/or Purchaser, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”), (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), and there having been obtained required or advisable foreign antitrust clearances (the “Antitrust Condition”). See Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

For purposes of the Offer, the words “fully diluted,” when referring to Shares mean, as of any time, the number of Shares outstanding, together with all Shares which Dionex would be required to issue pursuant to any then outstanding options or other securities convertible into or exercisable or exchangeable for Shares, regardless of the conversion price, the vesting schedule or other terms and conditions thereof. According to Dionex, as of November 30, 2010, there were an aggregate of (i) 17,497,087 Shares issued and outstanding, (ii) 81,453 Shares were held in treasury, (iii) 1,530,498 Shares were underlying outstanding and unexercised stock options and (iv) 140,175 Shares were underlying outstanding and unsettled restricted stock units (including time-vesting and performance-vesting restricted stock units). Accordingly, we anticipate that the Minimum Condition would be satisfied if approximately 9,583,881 Shares are validly tendered pursuant to the Offer and not withdrawn.

Upon the time when Shares are first accepted for payment under the Offer (the “Acceptance Time”), the Merger Agreement provides that Thermo Fisher will be entitled to designate the number of directors, rounded up to the next whole number, to the Dionex Board that is in the same proportion to the total number of directors on the Dionex Board as the Shares beneficially owned by Thermo Fisher and/or us to the total number of Shares then outstanding. Thermo Fisher currently intends, promptly after consummation of the Offer, to exercise this right and to designate officers or employees of Thermo Fisher or an affiliate of Thermo Fisher to serve as directors of Dionex. We expect that such representation on the Dionex Board would permit us to exert substantial influence over Dionex’s conduct of its business and operations. However, prior to the Merger Effective Time, the approval of a majority of Dionex’s directors then in office who were not designated by Thermo Fisher will be required for Dionex to authorize any termination of the Merger Agreement by Dionex or any amendment of the Merger Agreement requiring action by the Dionex Board, or to effect certain other actions related to or in connection with the Merger. Purchaser currently intends, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Dionex.

Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, we have the option to purchase from Dionex, subject to certain limitations, up to a number of additional Shares sufficient to cause Thermo Fisher and its subsidiaries to own one Share more than 90% of the then outstanding Shares (on a fully diluted basis). See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, Thermo Fisher and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.” The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, January 19, 2011, unless we extend the Offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

 1. Terms of the Offer.  Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 Midnight, New York City time, at the end of Wednesday, January 19, 2011, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, will expire.

The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and the Antitrust Condition. See Section 16 — “Certain Legal Matters; Regulatory Approvals.” We can waive some of the conditions to the Offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. We (i) may, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, extend the Expiration Date for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer and, for periods of up to ten business days per extension, until the Antitrust Condition has been satisfied, and (iii) to the extent requested by Dionex, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, will extend the Expiration Date for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. Purchaser will not and has no obligation to extend the Expiration Date beyond June 12, 2011 unless, as of such date, all of the conditions to the Offer are satisfied other than the Antitrust Condition and the condition that we are not prohibited from consummating the Offer or the Merger by any applicable injunction or court order relating to antitrust or similar laws (and there is no pending action that would be reasonably expected to result in a prohibition), in which case such date will be extended by an additional 90 days (the “End Date”). During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights” and Section 15 — “Conditions of the Offer.”

In accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Merger Agreement, we expressly reserve the right to provide, at our option, a subsequent offering period following the Expiration Date (a “Subsequent Offering Period”). If provided, a Subsequent Offering Period will be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender any Shares not previously tendered in the Offer. If a Subsequent Offering Period is made available, (i) it will remain open for such period or periods as we will specify of at least three business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. We may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate duration of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

We have not at this time made a decision to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive, in whole or in part, any of the conditions to the Offer and to change the Offer Price; provided that Dionex’s consent is required for us to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add any conditions to the Offer in addition to those set forth in Section 15 — “Conditions of the Offer,” (v) except as described above, extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any terms of the Offer.

If we make a material change in the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Dionex has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

 2. Acceptance for Payment and Payment.  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the Offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. If we provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14(e)-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in Section 16 — “Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see Section 16 — “Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares that are accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (defined in Section 3 — “Procedure for Tendering Shares — Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent’s Message (defined in Section 3 — “Procedure for

Tendering Shares — Book-Entry Delivery”) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Signature Guarantees.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery.  If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

•	the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Backup U.S. Federal Income Tax Withholding.  Under the U.S. federal income tax laws, the Depositary generally will be required to backup withhold at the applicable statutory rate from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy.  By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Dionex stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Dionex stockholders.

Determination of Validity.  We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

 4. Withdrawal Rights.  Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after February 18, 2011.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after February 18, 2011, unless theretofore accepted for payment as provided herein.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Date by again following any of the procedures described in Section 3 — “Procedure for Tendering Shares.”

If we provide a Subsequent Offering Period (as described in more detail in Section 1 — “Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent, the

Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Considerations.  The following discussion summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, and is based upon present law (which may change, possibly with retroactive effect). Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, including the effects of applicable state, local, foreign and other tax laws. The following discussion applies only if you hold your Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders in light of their particular circumstances and does not apply to holders subject to special treatment under the United States federal income tax laws (such as, for example, financial institutions, dealers in securities, commodities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, banks and certain other financial institutions, tax-exempt organizations, former citizens or residents of the United States, U.S. expatriates, shareholders that are pass-through entities or the investors in such pass-through entities, regulated investment companies, real estate investment trusts, shareholders whose “functional currency” is not the U.S. dollar, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any United States federal tax considerations other than those pertaining to the United States federal income tax. We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger or that any such position would be sustained. This discussion also assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”).

U.S. Holders.  Except as otherwise set forth below, the following discussion is limited to the material U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), an estate that is subject to U.S. federal income tax on its worldwide income from all sources and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulation to be treated as a U.S. person (a “U.S. Holder”). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Persons holding Shares through a partnership should consult their own tax advisors regarding the tax consequences of exchanging the Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

Your exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Non-U.S. Holders.  The following is a summary of the material U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an Internal Revenue Service Form W-8ECI instead of an Internal Revenue Service Form W-9, and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Information Reporting and Backup Withholding.  Proceeds from the sale of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger generally are subject to information reporting, and may be subject to backup withholding at the applicable statutory rate if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service. See Section 3 — “Procedure for Tendering Shares — Backup U.S. Federal Income Tax Withholding.”

6. Price Range of Shares; Dividends.  The Shares are listed and principally traded on NASDAQ under the symbol “DNEX.” The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported in published financial sources:

	High	Low

FY 2008
First Quarter	$81.06	$66.67
Second Quarter	88.39	77.39
Third Quarter	83.71	64.86
Fourth Quarter	80.60	64.89
FY 2009
First Quarter	75.21	58.57
Second Quarter	65.41	42.07
Third Quarter	54.67	39.92
Fourth Quarter	66.50	46.14
FY 2010
First Quarter	67.54	55.13
Second Quarter	74.43	62.61
Third Quarter	78.17	63.58
Fourth Quarter	86.97	73.43
FY 2011
First Quarter	87.39	71.22
Second Quarter (through December 17, 2010)	118.15	84.81

On December 10, 2010, the last full trading day before the announcement of the Offer and the possible Merger, the reported closing sales price per Share on NASDAQ in published financial sources was $98.17. On December 17, 2010, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on NASDAQ was $118.15. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares.  If the Offer is consummated but the Merger does not take place, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

Stock Exchange Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. The rules of NASDAQ establish certain criteria that, if not met, could lead to the delisting of the Shares from NASDAQ. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of NASDAQ for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

If NASDAQ were to delist the Shares (which we intend to cause Dionex to seek if we acquire control of Dionex and the Shares no longer meet the NASDAQ listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly-held Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

Registration under the Exchange Act.  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Dionex to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Dionex subject to registration, would substantially reduce the information required to be furnished by Dionex to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to Dionex. Furthermore, “affiliates” of Dionex and persons holding “restricted securities” of Dionex may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Dionex to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Dionex.  Dionex is a Delaware corporation founded in 1975, with principal executive offices at 1228 Titan Way, Sunnyvale, California 94085. The telephone number of Dionex’s principal executive offices is (408) 737-0700.

Except as specifically set forth herein, the information concerning Dionex contained in this Offer to Purchase has been taken from or is based upon information furnished by Dionex or its representatives or upon publicly available documents and records on file with the SEC. The summary information set forth below is qualified in its entirety by reference to Dionex’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Dionex, whether furnished by Dionex or contained in such documents and records, or for any failure by Dionex to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

Dionex designs, manufactures, markets and services a range of liquid chromatography systems, sample preparation devices, and related products used to separate and quantify the individual components of complex chemical mixtures relevant to several major industrial, research and laboratory markets. Dionex’s systems are complementary products that can be integrated together and used along with other analytical instruments. Dionex was incorporated as a California corporation in 1980 and reincorporated in Delaware in 1986.

Dionex’s current portfolio of chromatography systems is focused in two product areas: ion chromatography (“IC”) and liquid chromatography (“LC”). In addition, Dionex offers a Thermo Fisher mass spectrometer detector that can be coupled with either IC or LC systems. For sample preparation, Dionex provides accelerated solvent extraction (ASE®) systems and AutoTrace® instruments. In addition, Dionex also develops and manufactures columns, consumables, suppressors, detectors, automation and software analysis systems for use in or with liquid chromatography systems. All these products can be used to analyze chemical substances in the environment and in a broad range of industrial and scientific applications.

Additional Information.  Dionex is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Dionex’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

9. Certain Information Concerning Purchaser and Thermo Fisher.  Purchaser is a Delaware corporation incorporated on December 7, 2010, with principal executive offices at 81 Wyman Street, Waltham, Massachusetts 02451. The telephone number of our principal executive offices is (781) 622-1000. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Thermo Fisher.

Thermo Fisher is the world leader in serving science and is a Delaware corporation, with principal executive offices at 81 Wyman Street, Waltham, Massachusetts 02451, telephone number (781) 622-1000.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Thermo Fisher and Purchaser and certain other information are set forth on Schedule I hereto.

Except as described elsewhere in this Offer to Purchase or in Schedule I: (i) none of Purchaser, Thermo Fisher and, to Purchaser’s and Thermo Fisher’s knowledge, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Thermo Fisher, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Dionex; (ii) none of Thermo Fisher, Purchaser and, to Thermo Fisher’s and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Dionex during the past 60 days; (iii) none of Thermo Fisher, Purchaser and, to Thermo Fisher’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dionex (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Thermo Fisher, Purchaser, their subsidiaries or, to Thermo Fisher’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Dionex or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Thermo Fisher, Purchaser, their subsidiaries or, to Thermo Fisher’s and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Dionex or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Thermo Fisher, Purchaser and, to Thermo Fisher’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Thermo Fisher, Purchaser and, to Thermo Fisher’s and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Thermo Fisher is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger and (iv) Thermo Fisher will have, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Additional Information.  Thermo Fisher is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Thermo Fisher is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Thermo Fisher. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to Dionex in Section 8 — “Certain Information Concerning Dionex.”

10.	Source and Amount of Funds.

We will need approximately $2.1 billion to purchase all Shares pursuant to the Offer and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Thermo Fisher will provide us with sufficient funds to satisfy these obligations. All or a portion of the approximately $2.1 billion is expected to come from Thermo Fisher’s cash on hand, existing revolving credit facility, new financing arrangements or the committed term loan facility described below. Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

Existing Facilities.  A portion of the approximately $2.1 billion may come from proceeds of borrowings by Thermo Fisher under its existing revolving credit facility.

New Facility.  Thermo Fisher has received commitments from Barclays Bank PLC and JPMorgan Chase Bank, N.A. to provide or cause their respective affiliates to provide $1.5 billion in aggregate principal amount of senior unsecured term loans (the “Facility”). The joint lead arrangers for the Facility will be Barclays Capital Inc., the investment banking division of Barclays Bank PLC, and J.P. Morgan Securities LLC (the “Joint Lead Arrangers”).The Facility matures on March 31, 2011, but Thermo Fisher will have the right to extend such maturity to June 30, 2011, subject to the satisfaction of certain conditions. Proceeds drawn under the Facility may be used to (i) finance the acquisition of the Shares, (ii) finance the merger consideration payable in the Merger and (iii) finance transaction costs in relation to the acquisition of Dionex and the borrowings under the Facility.

Conditions to Funding.  Loans under the Facility will be available, subject to satisfaction of certain conditions, upon the consummation of the Offer and upon the closing of the Merger. The conditions precedent to the initial funding upon the consummation of the Offer include (i) the Merger Agreement not being amended in a manner that is materially adverse to the lenders without the prior consent of the Joint Lead Arrangers (not to be unreasonably withheld or delayed), (ii) there not having been, since June 30, 2010, any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (as defined below), (iii) the execution and delivery of a credit agreement and related documents for the Facility, (iv) the accuracy of certain representations and warranties, (v) the payment of costs, fees and expenses of the lenders in connection with the Facility and (vi) the existence of no outstanding loans under Thermo Fisher’s existing revolving credit facility the proceeds of which are used to finance the Offer or the Merger unless the commitments under the Facility have been utilized in full.

Interest Rates and Commitment Fee.  The per annum interest rate for the Facility will, at Thermo Fisher’s election, be either (i) the sum of (X) a fluctuating rate per annum equal to the greatest of (a) the prime rate of Barclays Bank PLC, (b) the federal funds effective rate plus 0.5% and (c) the one-month reserve adjusted eurodollar rate plus 1.0% plus (Y) an amount between 0.5% and 1.0% per annum determined based on Thermo Fisher’s corporate credit rating and corporate issuer rating from Moody’s and S&P, respectively, or (ii) the sum of (X) a fluctuating rate per annum equal to (a) the rate per annum determined by Barclays Bank PLC to be the offered rate for eurodollar deposits for a specified time period or (b) if the rate in clause (a) above is not available, the offered quotation rate to first class banks in the London interbank market by Barclays Bank PLC; in each case as adjusted for applicable reserve requirements, plus (Y) an amount between 1.5% and 2.0% per annum determined based on Thermo Fisher’s corporate credit rating and corporate issuer rating from Moody’s and S&P, respectively.

Prepayments.  The Facility will provide for mandatory prepayment of the term loans (or, prior to the initial funding of the term loans, mandatory reduction in commitments therefor) in an amount equal to the net cash proceeds of (i) certain indebtedness raised and equity issued of Thermo Fisher or any of its subsidiaries and (ii) certain sales or other dispositions of property or assets of Thermo Fisher or any of its subsidiaries to the extent not reinvested in the business within specified time periods. The Facility will also allow for voluntary prepayment of the term loans in whole or in part.

Other Terms.  The Facility will include customary representations, covenants and events of default for facilities of this nature, which will be consistent, to the extent contained therein with those contained in Thermo Fisher’s existing credit agreement, dated as of August 29, 2006, among Thermo Fisher, Bank of America, N.A., as administrative agent, and certain other parties thereto, subject to certain exceptions described in the commitment letter relating to the Facility. Such events of default include (i) non-payment when due of any amount payable pursuant to the Facility, (ii) non-compliance with any covenants, (iii) breach of representations and warranties, (iv) cross defaults or cross acceleration of material indebtedness, (v) certain insolvency events or proceedings, (vi) certain judgment defaults, (vii) change of control, (viii) certain ERISA events and (ix) actual or asserted invalidity of loan documents.

The Facility will be governed by New York law.

The foregoing summary description of the Facility is qualified in its entirety by reference to the commitment letter relating thereto, a copy of which Purchaser has filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the “Schedule TO”), which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Dionex” above.

11.	Background of the Offer.

The Board of Directors of Thermo Fisher (the “Thermo Fisher Board”) has from time to time engaged with senior management in reviews and discussions of potential strategic alternatives, and has considered ways to enhance Thermo Fisher’s performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

Over the past several years, senior executives of Thermo Fisher and senior executives of Dionex periodically have met to discuss their respective companies and existing as well as potential business arrangements. In addition, during 2008, 2009 and early 2010, representatives from Thermo Fisher and Dionex had initial discussions regarding potential strategic transactions, none of which progressed beyond preliminary stages.

In October, 2010, Thermo Fisher communicated to Dionex an outline of a potential strategic business combination transaction including an indicative pricing level of $106.50 in cash per share of Dionex common stock. In mid-October, 2010, the Dionex Board held several meetings to discuss the terms of Thermo Fisher’s proposal and the steps the Dionex Board should take in considering and responding to Thermo Fisher’s proposal. During the course of these meetings the Dionex Board received presentations from management concerning industry and company-specific business trends and Dionex’s prospects as a stand-alone company. Following these meetings, the Dionex Board authorized senior executives of Dionex to schedule a meeting with representatives of Thermo Fisher to review Dionex’s business and determine if Thermo Fisher would be willing to increase the price being offered. In early November, 2010, senior executives of Thermo Fisher engaged in in-person discussions with senior executives of Dionex regarding a potential strategic business combination transaction.

Thereafter, in mid-November, 2010, Marc N. Casper, President and Chief Executive Officer of Thermo Fisher, and Frank Witney, President and Chief Executive Officer of Dionex, discussed the terms of a potential strategic business combination transaction, as did Thermo Fisher’s financial advisors, Barclays Capital Inc. (“Barclays Capital”) and J.P. Morgan Securities Inc. (“JPM Securities”), and Dionex’s financial advisor, Goldman Sachs. At this time, Mr. Casper indicated to Dr. Witney that Thermo Fisher would be willing to increase the proposed price from $106.50 to $111.50. On November 13, 2010, the Dionex Board held a meeting to discuss the new price being offered by Thermo Fisher. The Dionex Board engaged in a full discussion regarding the range of potential responses to Thermo Fisher’s latest offer. After full discussion, the Dionex Board determined not to pursue Thermo Fisher’s proposal at that pricing level, and Dr. Witney conveyed the Dionex Board’s decision to Mr. Casper.

On November 16, 2010, Mr. Casper contacted Dr. Witney to indicate that Thermo Fisher would be willing to increase the offered price to $114.00. Dr. Witney communicated that he would consider the matter and discuss it with the Dionex Board. The Dionex Board then again convened a meeting to discuss and consider Thermo Fisher’s revised proposal, and after full discussion, again determined not to pursue Thermo Fisher’s proposal at that pricing level. Thereafter, Dr. Witney communicated the Dionex Board’s determination to Mr. Casper, and stated that Thermo Fisher would need to increase its indicative pricing levels in order for Dionex to continue discussions. Over the next few days, Dr. Witney and Mr. Casper continued to explore the price at which a transaction could be consummated.

On November 23, 2010, Thermo Fisher sent an indication of interest to Dionex outlining proposed terms of a potential strategic business combination transaction, including an increased indicative pricing level of $118.50 in cash per share of Dionex common stock. On November 24, 2010, Dr. Witney indicated to Mr. Casper Dionex’s willingness to begin negotiations based on the terms of the November 23 offer letter. Subsequent to this agreement on price, the parties instructed their respective representatives to begin negotiations on the definitive transaction documentation. On November 29, 2010, the parties entered into a confidentiality agreement and thereafter Thermo Fisher commenced due diligence.

On December 1, 2010, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), outside legal counsel to Thermo Fisher, provided Cooley LLP (“Cooley”), outside legal counsel to Dionex, with a draft merger agreement. Over the next several days, representatives of Wachtell Lipton and Cooley discussed the terms and conditions set forth in the draft merger agreement, including, among other things, the treatment of the Dionex equity awards and the ability of the Dionex Board to terminate the merger agreement under specified circumstances, subject to payment of a termination fee. With respect to the equity awards, it was ultimately agreed that Dionex’s employees should be allowed to capture the benefit of the same offer price in the transaction as the Dionex shareholders, with vested Dionex options being “cashed out” at the closing of the Merger, and unvested Dionex options and unvested or unsettled Dionex restricted stock units being assumed by Thermo Fisher and converted into the right to receive cash subject to continued vesting and/or upon future settlement, as applicable. During this time, representatives of Dionex and representatives of Thermo Fisher engaged in a number of due diligence calls and Dionex provided Thermo Fisher with further due diligence information.

On December 10, 2010, the Thermo Fisher Board held a special telephonic meeting and discussed the status of the negotiations with Dionex and progress toward an agreed transaction. In the course of that meeting, the Thermo Fisher Board received presentations from management, Wachtell Lipton and Thermo Fisher’s financial advisors, Barclays and JPMorgan. Following discussion among the Thermo Fisher Board members, the Thermo Fisher Board authorized continuing with discussions and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the proposed financing in connection with the Offer and the Merger.

On December 10, 2010, the Dionex Board held a special telephonic meeting and discussed the status of the negotiations with Thermo Fisher. Representatives of Cooley reviewed for the Dionex Board its fiduciary duties in the context of a sale of Dionex and provided the Dionex Board with a detailed summary of the most recent draft of the merger agreement. Representatives of Cooley also provided the Dionex Board with a detailed summary of the management compensation arrangements in connection with the proposed merger, including proposed changes to Dionex’s Amended and Restated Change in Control Severance Benefit Plan and Dionex’s employee stock purchase plan to be made to avoid any conflicts between the Merger Agreement and such plan, the impact of Section 280G of the Internal Revenue Code on compensation payable to Dionex’s officers and a proposed “gross-up” letter agreement to be entered into between Dionex and each of Dr. Witney and

Michael Pettigrew, a Vice President of Dionex, to partially mitigate the potential impact of Section 280G. During the course of this meeting, the Dionex Board also discussed with management Dionex’s prospects as a stand-alone company and potential alternative acquirors, and their belief that of the few potential acquirors that might have an interest in acquiring Dionex, none of them would reasonably be expected to offer a price approaching the price being proposed by Thermo Fisher. Following this meeting, the parties continued negotiations on the definitive transaction documents.

On December 12, 2010, the Dionex Board held a special telephonic meeting. At that meeting, representatives of Cooley explained each of the changes to the Merger Agreement since the Dionex Board meeting on December 10, 2010. Following discussion among the Dionex Board members, the Dionex Board approved the Merger Agreement and the transactions contemplated by the Merger Agreement.

During the evening of December 12, 2010, the Merger Agreement was executed by officers of Thermo Fisher and Dionex, and, before market open on December 13, 2010, Thermo Fisher and Dionex issued a joint press release announcing the execution and the terms of the proposed acquisition of Dionex by Thermo Fisher.

Information in this section regarding telephone conversations, meetings and other contacts or activities that did not involve Thermo Fisher, the Board of Directors of Thermo Fisher or representatives of Thermo Fisher has been furnished by Dionex.

12.	Purpose of the Offer; Plans for Dionex; Appraisal Rights.

Purpose of the Offer; Plans for Dionex.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Dionex. The Offer, as the first step in the acquisition of Dionex, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Dionex not purchased pursuant to the Offer or otherwise.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Thermo Fisher will be entitled to designate representatives, rounded up to the next whole number, to serve on the Dionex Board in proportion to Thermo Fisher’s and/or our ownership of Shares following such purchase. Dionex has agreed to take all actions necessary to cause Thermo Fisher’s designees to be elected or appointed to the Board. Thermo Fisher currently intends, promptly after consummation of the Offer, to designate one or more persons who are likely to be employees of Thermo Fisher or its affiliates to serve as directors of Dionex. We expect that such representation on the Dionex Board would permit us to exert substantial influence over Dionex’s conduct of its business and operations. In addition, if we accept for payment and pay for at least a majority of the outstanding Shares, we expect to merge with and into Dionex. We currently intend, as soon as possible after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Dionex. See Section 13 — “The Transaction Documents — The Merger Agreement.”

Pursuant to the Merger Agreement, following our acceptance for payment of the Shares pursuant to the Offer, we have the option to purchase from Dionex, subject to certain limitations, up to a number of additional Shares sufficient to cause Thermo Fisher and Purchaser to own one Share more than 90% of the then outstanding Shares (on a fully diluted basis). See Section 13 — “The Transaction Documents — The Merger Agreement — Top-Up Option.”

Under the terms of the Merger Agreement, if Purchaser acquires at least 90% of the total outstanding Shares, Thermo Fisher and Purchaser will act to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. See Section 13 — “The Transaction Documents — The Merger Agreement — Short-Form Merger Procedure.”

Based on available information, we are conducting a detailed review of Dionex and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. We will continue to evaluate the business and operations of Dionex during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Dionex’s business, operations, capitalization and management with a view to optimizing development of Dionex’s potential in conjunction with Thermo Fisher’s existing businesses. Possible changes could include changes in Dionex’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, or dividend policy, although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters.

If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in Dionex, Thermo Fisher and Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Appraisal Rights.  No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Merger Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Holders of Shares should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger. For the avoidance of doubt, Thermo Fisher, the Purchaser and Dionex have agreed and acknowledged that, in any appraisal proceeding described herein and to the fullest extent permitted by applicable law, the fair value of the Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option (as defined below), the Top-Up Shares (as defined below) or any promissory note delivered by Purchaser to Dionex in payment for Top-Up Shares.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for a merger, unless effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, subject to the conditions of the Offer, will receive the Offer Price therefor.

13.	The Transaction Documents.

The Merger Agreement.  The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as an exhibit to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Dionex” above. You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Dionex or Thermo Fisher in Dionex’s or Thermo Fisher’s public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Dionex or Thermo Fisher. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

The Offer.  The Merger Agreement provides for the making of the Offer by Purchaser as promptly as practicable, but in no event later than December 22, 2010. Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the Antitrust Condition, and the satisfaction of the other conditions set forth in Section 15 — “Conditions of the Offer.” We can waive some of the conditions to the Offer without the consent of Dionex. We cannot, however, waive the Minimum Condition without the consent of Dionex. The Merger Agreement provides that each Dionex stockholder who tenders Shares in the Offer will receive $118.50 for each Share tendered, net to the stockholder in cash, without interest. Purchaser has agreed that, without the prior written consent of Dionex, it will not:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	change, modify or waive the Minimum Condition;

•	add any conditions to the Offer in addition to those set forth set forth in Section 15 — “Conditions of the Offer”;

•	except as described below, extend or otherwise change the Expiration Date;

•	change the form of consideration payable in the Offer; or

•	otherwise amend, modify or supplement any terms of the Offer.

Extensions of the Offer.  Purchaser (i) may, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, extend the Expiration Date for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer and, for periods of up to ten business days per extension, until the Antitrust Condition has been satisfied and (iii) to the extent requested by Dionex, if any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, will extend the Expiration Date for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. Purchaser, however, will not and has no obligation to extend the Expiration Date beyond the End Date.

The Merger Agreement obligates Purchaser, subject to applicable securities laws and the satisfaction of the conditions set forth in Section 15 — “Conditions of the Offer,” to accept for payment and pay for, as soon as practicable after the Expiration Date, all Shares validly tendered and not withdrawn pursuant to the Offer.

Subsequent Offering Period.  The Merger Agreement permits Purchaser, following expiration of the Offer and in its sole discretion, to provide for, in accordance with Rule 14d-11 under the Exchange Act, a Subsequent Offering Period.

Directors.  The Merger Agreement provides that upon the Acceptance Time, Thermo Fisher will be entitled to designate the number of directors, rounded up to the next whole number, to the Dionex Board that equals the product of (i) the total number of directors on the Dionex Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Thermo Fisher and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. Dionex is required under the Merger Agreement to cause Thermo Fisher’s designees to be elected or appointed to the Dionex Board, including by increasing the number of directors, amending the bylaws and seeking and accepting resignations of incumbent directors. Dionex will also cause individuals designated by Thermo Fisher to constitute the number of members, rounded up to the next whole number, on each committee of the Dionex Board and, as requested by Thermo Fisher, the board of directors (or similar governing body) of each subsidiary of Dionex (and each committee thereof) that represents the same percentage as such individuals represent on the Dionex Board.

Following the election or appointment of Thermo Fisher’s designees and until the Merger Effective Time, the approval of a majority of the directors of the Dionex Board then in office who were not designated by Thermo Fisher will be required to authorize (and such authorization will constitute the authorization of the Dionex Board):

•	any termination of the Merger Agreement by Dionex;

•	any amendment of the Merger Agreement requiring action by the Dionex Board;

•	any extension of time for performance of any of the obligations or actions by Thermo Fisher or Purchaser; or

•	any waiver of compliance with any agreement or conditions contained in the Merger Agreement for the benefit of Dionex.

Top-Up Option.  As part of the Merger Agreement, Dionex granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase up to a number of newly issued Shares (the “Top-Up Shares”) from Dionex at a per Share purchase price equal to the Offer Price that, when added to the number of Shares owned by Thermo Fisher and its subsidiaries (including Purchaser) at the time of exercise of the Top-Up Option, results in Thermo Fisher and its subsidiaries (including Purchaser)

owning one more Share than 90% of the Shares outstanding immediately after the issuance of the Top-Up Shares on a fully-diluted basis. The Top-Up Option will not be exercisable to the extent (i) the number of Top-Up Shares would exceed the number of Shares authorized but unissued or held in the treasury of Dionex at the time of exercise of the Top-Up Option or (ii) any provision of applicable law or judgment order or decree will prohibit such exercise. The Top-Up Option may be exercised only once, in whole but not in part, at any time following the Acceptance Time, prior to the earlier of the Merger Effective Time and termination of the Merger Agreement.

The aggregate purchase price owed by Purchaser for the Top-Up Shares would be paid, at Thermo Fisher’s election, either (i) entirely in cash or (ii) by (a) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (b) issuing to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option. Any such promissory note will bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published in The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of such promissory note from the date such promissory note is originally issued until the date of payment in full of such promissory note, and may be prepaid without premium or penalty.

Thermo Fisher and Purchaser may also acquire additional Shares after completion of the Offer through other means, such as open market purchases. In any event, if Purchaser acquires at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, it would effect the Merger under the “short form” merger provisions of the DGCL. Stockholders who have not sold their Shares in the Offer would have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected.

The Merger.  The Merger Agreement provides that, at the Merger Effective Time, Purchaser will be merged with and into Dionex. Following the Merger, the separate existence of Purchaser will cease, and Dionex will continue as the surviving corporation and a wholly owned direct subsidiary of Thermo Fisher.

Under the terms of the Merger Agreement, at the Merger Effective Time, each Share outstanding immediately prior to the Merger Effective Time will be converted automatically into the right to receive a cash amount equal to the Offer Price, without interest (the “Merger Consideration”). Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (i) Shares owned by Thermo Fisher or Purchaser, (ii) Shares owned by Dionex and any wholly owned subsidiaries of Dionex and (iii) Dissenting Shares (as defined below). Each Share held by Thermo Fisher or Purchaser immediately prior to the Merger Effective Time will be cancelled and retired, and no payment will be made with respect thereto. Each Share held by any direct or indirect wholly owned subsidiary of Dionex immediately prior to the Merger Effective Time will remain outstanding, except that the number of those Shares will be adjusted so that each subsidiary owns the same percentage of the outstanding capital stock of Dionex immediately following the Merger Effective Time as it owned in Dionex immediately prior to the Merger Effective Time.

Shares that are issued and outstanding immediately prior to the Merger Effective Time and held by a stockholder (if any) who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but rather such stockholder will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, all Dissenting Shares held by stockholders who have failed to perfect or who have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL will no longer be considered to be Dissenting Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Merger Consideration. Stockholders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect to such Shares, but rather, subject to the conditions of the Offer, will receive the Offer Price. See Section 12 — “Purpose of the Offer; Plans for Dionex; Appraisal Rights — Appraisal Rights.”

Short-Form Merger Procedure.  Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a “short-form” merger with that subsidiary without the action of the other stockholders of the subsidiary. Under the terms of the Merger Agreement, if Thermo Fisher, Purchaser or any of their respective subsidiaries hold, in the aggregate, at least 90% of the total outstanding Shares (determined on a fully-diluted basis) (the “Short-Form Threshold”), Dionex, Thermo Fisher and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after completion of the Offer and as close in time as possible to the issuance of any Top-Up Shares, without a meeting of the stockholders of Dionex in accordance with Section 253 of the DGCL.

Vote Required to Approve Merger; Stockholders Meeting.  The Dionex Board has approved the Merger Agreement, the Offer and the Merger. If the Short-Form Threshold is not met, then under the DGCL we must obtain the affirmative vote of the holders of at least a majority of the outstanding Shares to adopt the Merger Agreement. The Merger Agreement provides that if Dionex stockholder adoption is required, Dionex will:

•	prepare and file with the SEC a proxy statement (the “Proxy Statement”) relating to the Company Meeting (as defined below) and use reasonable best efforts to cause the proxy statement to be cleared by the staff of the SEC and thereafter mailed to Dionex stockholders as promptly as practicable;

•	take all action necessary in accordance with the DGCL and Dionex’s organizational documents to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as promptly as reasonably practicable after the completion of the Offer; and

•	include a recommendation from the Dionex Board in the Proxy Statement that stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will have sufficient voting power to adopt the Merger Agreement at a meeting of the stockholders of Dionex without the affirmative vote of any other Dionex stockholder.

Treatment of Dionex Stock Options, Restricted Stock Units in the Merger; Employee Stock Participation Plan.  The Merger Agreement provides that each Dionex stock option that is fully vested, outstanding and unexercised as of the Merger Effective Time will be terminated and the holder thereof will receive a cash amount equal to the product of (x) the number of shares of Dionex common stock underlying the vested Dionex stock option and (y) the Offer Price less the exercise price of the vested Dionex stock option. Each outstanding Dionex stock option that is not fully vested as of the Merger Effective Time will be assumed by Thermo Fisher and converted into an award representing a right to receive a cash amount equal to the product of (A) the number of shares of Dionex common stock underlying the unvested Dionex stock option and (B) the Offer Price less the exercise price of the unvested Dionex stock option (the “Assumed Award”). The Assumed Award will be subject to the terms (including vesting) of the equity plan and award agreement that were applicable to the Dionex stock option. However, in the event that the employment or service of a holder of an Assumed Award who does not participate in the Dionex Change in Control Severance Benefit Plan (the “CIC Plan”) is terminated by Thermo Fisher or any of its subsidiaries on or after the Merger Effective Time without “cause,” all unvested Assumed Awards held by the holder will immediately vest and the applicable cash amount will, subject to the holder’s execution of a release, be paid to the holder within ten business days and if the employment of a holder who participates in the CIC Plan is terminated under circumstances that constitute a “covered termination,” the outstanding Assumed Awards held by the holder will immediately vest and the applicable cash amount will, subject to the holder’s execution of a release, be paid to the holder within ten business days.

The Merger Agreement provides that each award of restricted stock units denominated in shares of Dionex common stock that is outstanding and unsettled as of immediately prior to the Merger Effective Time (“Dionex RSUs”) will be assumed by Thermo Fisher and converted into an award (the “Assumed RSU”) representing the right to receive a cash amount equal to the product of (x) the number of shares of Dionex common stock that would have been delivered to the holder on each future settlement date of the Dionex RSU and (y) the Offer Price. The right to receive an Assumed RSU is subject to the vesting and delivery terms of the company stock plan and the applicable award agreements evidencing the corresponding Dionex RSUs as in effect immediately prior to the Merger Effective Time; provided, however that any Dionex RSUs that are subject to the achievement of performance metrics will be deemed to have been achieved at target with the number of Assumed RSUs to be fixed on the Merger Effective Time at the target amount and will vest, subject to the continuous employment of the employee through each vesting date at the following rate: 50% of such Assumed RSUs on August 3, 2012; 25% of such Assumed RSUs on August 3, 2013; and 25% of such Assumed RSUs on August 3, 2014. In addition, in the event that the employment or service of a holder of an Assumed RSU who does not participate in the CIC Plan is terminated by Thermo Fisher or any of its subsidiaries on or after the Merger Effective Time without “cause,” all unvested Assumed RSUs held by the holder will immediately vest and the applicable cash amount will, subject to the holder’s execution of a release, be paid to the holder within ten business days; and if the employment of a holder who participates in the CIC Plan is terminated under circumstances that constitute a “covered termination,” the outstanding Assumed RSUs held by the holder will immediately vest and the applicable cash amount will, subject to the holder’s execution of a release, be paid to the holder within ten business days.

The Merger Agreement provides that as of the date the Merger Agreement was executed, Dionex will suspend its Employee Stock Participation Plan (the “ESPP”). Accordingly, Dionex will ensure that no new offering periods commence following the date the Merger Agreement was executed, that there will be no increase in the amount of payroll deductions permitted to be made by participants during the current offering period (except increases made in accordance with payroll deduction elections in effect as of the date the Merger Agreement was executed) and no individuals will commence participation in the ESPP following such date. The accumulated contributions of the participants in the current ESPP offering period will be used to purchase shares of Dionex common stock within five business days prior to the Merger Effective Time, and the participants’ purchase rights under the ongoing offering will terminate immediately after such purchase. The Merger Agreement also provides that Dionex will terminate the ESPP as of the Merger Effective Time.

Articles of Incorporation, Bylaws, Directors and Officers.  The certificate of incorporation of Dionex in effect immediately prior to the Merger Effective Time will be the certificate of incorporation of the surviving company of the Merger until thereafter amended in accordance with applicable law. The bylaws of Purchaser in effect at the Merger Effective Time will be the bylaws of the surviving company of the Merger, until thereafter amended in accordance with applicable law. From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser immediately prior to the Merger Effective Time will be the initial directors of the surviving company of the Merger and (ii) the officers of Purchaser immediately prior to the Merger Effective Time will be the initial officers of the surviving company of the Merger.

Representations and Warranties.  In the Merger Agreement, Dionex has made customary representations and warranties to Thermo Fisher and Purchaser, including representations relating to its corporate existence and power, capitalization, subsidiaries, corporate authorization, governmental authorization, non-contravention, SEC filings and the Sarbanes-Oxley Act of 2002, financial statements, the absence of undisclosed material liabilities, compliance with laws and court orders, environmental matters, employee benefit plans and employment arrangements, the absence of certain changes, litigation, information to be included in the Schedule 14D-9, the Proxy Statement and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, taxes, labor matters, intellectual property, properties, the opinion of its financial advisor, material contracts, regulatory compliance, finders’ fees, anti-takeover statutes and the absence of any additional representations to Thermo Fisher or Purchaser. Thermo Fisher and Purchaser have made customary representations and warranties to Dionex with respect to, among other matters, their corporate existence and power, corporate authorization, governmental authorization, non-contravention, information to be included in the Offer documents, the Proxy Statement and other documents to be filed in connection with the transactions contemplated by the Merger Agreement, financial ability to complete the transactions contemplated by the Merger Agreement, litigation, finders’ fees, and the absence of any additional representations to Dionex.

None of the representations and warranties in the Merger Agreement will survive consummation of the Merger, and cannot be the basis for claims under the Merger Agreement by either party after termination of the Merger Agreement except as a result of a willful, intentional and material breach.

Operating Covenants.  Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time and the termination of the Merger Agreement, Dionex will, and will cause each of its subsidiaries to (unless otherwise required by applicable law, consented to by Thermo Fisher or contemplated or required by the Merger Agreement), (i) conduct its business in all material respects in the ordinary course consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees and (iii) not take any action intended to or that would reasonably be expected to materially adversely affect or materially delay the ability of Thermo Fisher, Purchaser or Dionex to obtain any necessary regulatory or government approvals for the consummation of the transactions contemplated by the Merger Agreement, or otherwise materially delay or prohibit consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of Dionex prior to such time as until the earlier of the Merger Effective Time and the termination of the Merger Agreement, which provide that, subject to certain exceptions, including as contemplated or expressly permitted by the Merger Agreement, Dionex and its subsidiaries will not, among other things: adjust, split, combine or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock; make, declare, set aside or pay any dividend or distribution in respect of its capital stock, or redeem, purchase or otherwise acquire or encumber any of its capital stock; grant any person any right to acquire any of its capital stock; issue or authorize the issuance of any Dionex securities (except pursuant to the exercise of outstanding stock options or settlement of restrictive stock units); purchase, acquire, sell or otherwise dispose of any properties or assets having an aggregate value in excess of $5,000,000; incur or guarantee indebtedness; except in the ordinary course of business consistent with past practice enter into, renew, extend, materially amend or terminate any material contract; increase compensation, enter into or amend existing employment agreements or adopt new or amend existing benefit plans; settle litigation, unless such settlement only involves payment of monetary damages not in excess of $500,000 in the aggregate; amend any material term of the Dionex certificate of incorporation, bylaws or other organizational documents; authorize or make any capital expenditures unless in the ordinary course of business consistent with past practice or not in excess of $5,000,000 in the aggregate; take any action that would reasonably be expected to result in any of the conditions to the Offer or the Merger set forth in Section 15 — “Conditions of the Offer” becoming incapable of being satisfied; adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; enter into certain related party transactions; materially change its financial accounting methods; or make or change any material tax election, tax accounting period or method of tax accounting, or settle, compromise or surrender with respect to any material tax proceeding or claim for refund.

Access to Information.  From the date of the Merger Agreement until the Merger Effective Time and subject to applicable law, Dionex will, upon reasonable notice, (i) provide to Thermo Fisher and its investment bankers, attorneys, advisors and accountants (“Representatives”) reasonable access to the offices, properties, books and records of Dionex and its subsidiaries and (ii) furnish to Thermo Fisher and its Representatives such other information concerning its business, properties and personnel as such persons may reasonably request. Any such investigation will be conducted in such manner as not to interfere unreasonably with the conduct of the business of Dionex and its subsidiaries.

No Solicitation.  In the Merger Agreement, Dionex has agreed that neither it, any of its subsidiaries nor any of their respective directors, officers, agents, financial accountants or attorneys will (and Dionex will use reasonable best efforts to cause its and its subsidiaries’ employees not to), directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Alternative Proposal (as defined below);

•	provide or cause to be provided any nonpublic information or data relating to Dionex or its subsidiaries;

•	engage in any discussion with any person or its Representatives in connection with an actual or proposed Alternative Proposal;

•	approve, endorse or recommend, agree to or accept any actual or proposed Alternative Proposal; or

•	approve, endorse or recommend, agree to or accept or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to, any actual or proposed Alternative Proposal.

Dionex will, will cause each of its subsidiaries to, and will direct each of its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or its Representatives conducted prior to the date of the Merger Agreement, (ii) request the prompt return or destruction of all confidential information furnished to any such person or its Representatives prior to the date of the Merger Agreement and (iii) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary (in the case of confidentiality or similar provisions, to the extent entered into in connection with or in relation to an Alternative Proposal).

Notwithstanding the foregoing, at any time prior to the Acceptance Time, if Dionex receives an unsolicited bona fide written Alternative Proposal that did not result from or arise in connection with a breach of the Merger Agreement and the Dionex Board determines in good faith that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and the Dionex Board determines in good faith (after consultation with its outside legal counsel) that failure to do so would be reasonably likely to cause Dionex to breach or violate its fiduciary duties under applicable law), Dionex may: (i) furnish nonpublic information to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement containing terms at least as restrictive to the person making such Alternative Proposal as those contained in the Confidentiality Agreement (as defined below) are with respect to Thermo Fisher; and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided that Dionex must promptly (and in any event within 24 hours) notify Thermo Fisher that the Dionex Board has determined to take such actions and must simultaneously provide or make available to Thermo Fisher any nonpublic information that is provided to the person making such Alternative Proposal or its Representatives that was not previously disclosed to Thermo Fisher.

Dionex will promptly (and in any event within 24 hours) advise Thermo Fisher of (i) any Alternative Proposal or indication or inquiry that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for nonpublic information, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication, inquiry or request and the material terms of any such Alternative Proposal or indication, inquiry or request (including copies of any document or correspondence evidencing such Alternative Proposal or indication, inquiry or request). Dionex will keep Thermo Fisher reasonably informed of the status (including any material change to the terms) of any such Alternative Proposal or indication, inquiry or request.

The Dionex Board will not (i) withdraw, modify or qualify in any manner adverse to Thermo Fisher or Purchaser the Dionex Board Recommendation (as defined below), (ii) make any public statement in connection with the Company Meeting, or in reference to an Alternative Proposal, that is inconsistent with the Dionex Board Recommendation (any action or public statement described in clause (i) or (ii), an “Adverse Recommendation Change”) or (iii) authorize, cause or permit Dionex or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than any customary confidentiality agreement as described above (an “Alternative Acquisition Agreement”) relating to any Alternative Proposal, unless it (a) concludes in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to cause it to breach or violate its fiduciary duties under applicable law and subject to the requirement that Dionex must have complied in all material respects with the Merger Agreement, given Thermo Fisher and Purchaser prompt written notice of the Dionex Board’s decision and, if such decision relates to an Alternative Proposal, such Alternative Proposal must have been an unsolicited bona fide written Alternative Proposal that did not result from or arise in connection with a breach of the Merger Agreement and that the Dionex Board determined in good faith to constitute a Superior Proposal and (b) in the case of the authorization of or entering into of an Alternative Acquisition Agreement, Dionex must have validly terminated the Merger Agreement as described below under “— Termination” (including by complying with its obligation to pay the Termination Fee (as defined below)). In addition, if such decision of the Dionex Board relates to an Alternative Proposal, (x) Dionex must have given Thermo Fisher and Purchaser three business days to propose revisions to the terms of the Merger Agreement (or make another proposal) and must have negotiated in good faith with Thermo Fisher and Purchaser with respect to any such proposed revisions or other proposal and (y) the Dionex Board must have determined in good faith, after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Thermo Fisher and Purchaser that such Alternative Proposal constitutes a Superior Proposal. Following any material revision to a Superior Proposal, the procedures described above will apply anew, except that Dionex will only be required to give Thermo Fisher and Purchaser two days (one of which must be a business day) to propose revisions to the Merger Agreement or make another proposal, rather than three business days.

The Merger Agreement also provides that nothing therein will prohibit Dionex or the Dionex Board from (i) disclosing to Dionex stockholders a position contemplated by Rules 14d-9 and Rule 14e-2(a)(2)-(3) under the Exchange Act; provided that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be an Adverse Recommendation Change unless the Dionex Board expressly and concurrently reaffirms the Dionex Board Recommendation.

“Alternative Proposal” means any offer, proposal or indication of interest (whether binding or nonbinding) to Dionex or its stockholders relating to an Alternative Transaction.

“Alternative Transaction” means, with respect to Dionex, any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (a) any purchase from Dionex or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act) of more than a 15% interest in the total outstanding voting securities of Dionex or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the total outstanding voting securities of Dionex or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Dionex or any of its subsidiaries or (b) any sale, lease exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Dionex and its subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of Dionex or any of its subsidiaries.

“Dionex Board Recommendation” means the recommendation of the Dionex Board that the Dionex stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

“Superior Proposal” means an unsolicited, bona fide written Alternative Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) (provided that each reference to 15% in the definition of “Alternative Transaction” is replaced with 50% for purposes of “Alternative Proposal” as used in this definition of “Superior Proposal”), in each case that the Dionex Board has in good faith determined (taking into account, among other things, (i) its consultation with its outside legal counsel and its financial advisors of nationally recognized reputation, (ii) the identity of the person (or group of persons) making such Alternative Proposal and (iii) all terms and conditions of such Alternative Proposal, including all legal, financial, regulatory and other aspects of such Alternative Proposal, the form of consideration, financing conditionality, anticipated timing (including any delay relative to the transactions contemplated by the Merger Agreement (including any binding offer by Thermo Fisher to amend the terms of the Merger Agreement) and/or to any other proposal made by Thermo Fisher and Purchaser pursuant to the terms of the Merger Agreement, and any break-up fees, expense reimbursement provisions and conditions to consummation, and to the Merger Agreement (including any binding offer by Thermo Fisher to amend the terms of the Merger Agreement), and/or of any such other proposal made, (a) to be more favorable, from a financial point of view, to Dionex stockholders, than the transactions contemplated by the Merger Agreement (including any binding offer by Thermo Fisher to amend the terms of the Merger Agreement) or any such other proposal and (b) to be reasonably capable of being consummated on the terms proposed.

Offer Documents.  Subject to the terms and conditions provided in the Merger Agreement, each of Thermo Fisher, Purchaser and Dionex has agreed to promptly correct any information provided for inclusion in the Schedule TO and the other Offer documents or the Schedule 14D-9 if such information has become false or misleading in any material respect or as otherwise required by applicable law. Thermo Fisher and Purchaser also agreed with respect to the Schedule TO and the Offer documents, and Dionex also agreed with respect to the Schedule 14D-9, to take all steps necessary to cause the Schedule TO and the other Offer documents, or the Schedule 14D-9, as applicable, as so corrected, to be filed with the SEC and, immediately following such filing, disseminated to the Dionex stockholders, in each case as and to the extent required by the Exchange Act. Thermo Fisher and Purchaser, on the one hand, and Dionex, on the other hand, also agreed to promptly notify the other upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule TO or the other Offer documents, or the Schedule 14D-9, as applicable, and to promptly provide the other with copies of all correspondence with the SEC, and give the other and its counsel a reasonable opportunity to participate in the response to those comments.

Third-Party Consents and Regulatory Approvals.  Subject to the last two paragraphs of this section entitled “— Third-Party Consents and Regulatory Approvals,” Thermo Fisher, Purchaser and Dionex have agreed in the Merger Agreement to use reasonable best efforts to do or cause to be done promptly all things necessary, proper or advisable under applicable law to consummate and make effective, and to satisfy all conditions to, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to cause Purchaser to purchase the Shares pursuant to the Offer on the earliest possible date following satisfaction or waiver of the conditions set forth in Section 15 — “Conditions of the Offer,” including: (i) the obtaining as promptly as practicable of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities, and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining as promptly as practicable of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iv) the taking of all actions reasonable and necessary to obtain third-party debt financing for the purpose of financing the Offer and/or the Merger and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement. However, under no circumstances will Thermo Fisher or Purchaser be required, and Dionex and its subsidiaries will not be permitted (without Thermo Fisher’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Thermo Fisher, Dionex or their respective subsidiaries in connection with obtaining necessary actions or nonactions, waivers, clearances, permits, consents, approvals, expirations, terminations and authorizations of third parties or governmental entities, that would be, or would be reasonably likely to be, individually or in the aggregate, material to Thermo Fisher or Dionex and its subsidiaries (including after the Merger Effective Time, the surviving company of the Merger and its subsidiaries) taken as a whole, in each case measured on a scale relative to Dionex and its subsidiaries taken as a whole (a “Materially Burdensome Condition”); provided that, if requested by Thermo Fisher, Dionex will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Dionex only in the event that the Offer is consummated.

Subject to the limitation on Materially Burdensome Conditions (as defined above), Thermo Fisher and Dionex additionally agreed to (i) promptly, but in no event later than eight business days following the date of the Merger Agreement, file any and all Notification and Report Forms required under the HSR Act with respect to the Offer and the Merger and the other transactions contemplated by the Merger Agreement and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, provided that Thermo Fisher and Dionex may agree to modify the timing of the Notification and Report Form filing status, (ii) use reasonable best efforts to cooperate with each other in (a) determining whether any filings are required or advisable, in the reasonable judgment of Thermo Fisher, to be made with, or consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (b) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any governmental entity as promptly as practicable additional information or documents that may be requested pursuant to any regulatory law or by such governmental entity and (iv) use reasonable best efforts to take promptly, or cause to be taken promptly, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including taking actions as may be necessary to resolve objections, if any, as the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or competition authorities of certain other jurisdictions may assert, so as to enable the closing of the Merger to occur as soon as reasonably possible including, but not limited to, (x) negotiating, committing to and effecting the sale, divestiture or disposition of any assets or businesses of Thermo Fisher or its subsidiaries or of Dionex or its subsidiaries and (y) otherwise taking or committing to take any actions that after the Merger Effective Time limits the freedom of Thermo Fisher or its subsidiaries’ (including the surviving company of the Merger’s) freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the surviving company of the Merger’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing the closing of the Merger, materially delaying completion of the Offer or the closing of the Merger or delaying completion of the Offer beyond the End Date; provided that Dionex will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Dionex only in the event that the Offer is consummated.

Thermo Fisher and Dionex will each keep each other apprised of the status of matters relating to the completion of the Offer, the Merger and the other transactions contemplated thereby, including promptly furnishing the other with copies of related notices or other communications received by Thermo Fisher or Dionex, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity. Each of Thermo Fisher and Dionex will permit counsel reasonable opportunity to review in advance any proposed communication to, including any filings with, any governmental entity, and confer in good faith to resolve any disagreement as to their strategy for communicating with any governmental entity or third party regarding any regulatory law. Neither Thermo Fisher nor Dionex may participate in any substantive meeting or discussion with any governmental entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate.

Pursuant to the Merger Agreement, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by the Merger Agreement as violative of any regulatory law, each of Dionex and Thermo Fisher will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding. Dionex will control the defense and settlement of any stockholder litigation against Dionex and/or its directors relating to the transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement. However, Dionex’s counsel must be reasonably acceptable to Thermo Fisher, Dionex may not take any significant positions relating to any such litigation without consulting Thermo Fisher in advance and Dionex must consult with Thermo Fisher with respect to litigation strategy on a regular basis. Dionex has agreed that it will not settle any litigation commenced after the date of the Merger Agreement against Dionex or any of its directors or executive officers by any

Dionex stockholder relating to the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement, without the prior written consent of Thermo Fisher (not to be unreasonably withheld, conditioned or delayed).

Debt Financing.  Under the Merger Agreement, prior to the Merger Effective Time, Dionex will, and will cause its subsidiaries to, and will use its commercially reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Thermo Fisher to assist Thermo Fisher in the arrangement of any third-party debt financing for the purpose of financing the Offer and/or the Merger, the fees and expenses incurred in connection therewith, and the other transactions contemplated by the Merger Agreement, including (i) participating in meetings, presentations and due diligence sessions and (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with the financing; provided, however, that (a) nothing in the Merger Agreement requires such cooperation to the extent it would (x) unreasonably disrupt the conduct of Dionex’s business or (y) require Dionex to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Merger Effective Time for which it is not promptly reimbursed or simultaneously indemnified and (b) any documentation executed by Dionex or any of its subsidiaries will not become effective until the Merger Effective Time. Neither the Offer nor the Merger is subject to any financing condition. See Section 10 — “Source and Amount of Funds — New Facility.”

Employee Matters.  Pursuant to the Merger Agreement, from and after the Merger Effective Time, the employees of Dionex or any of its subsidiaries immediately prior to the Merger Effective Time and who remain employed by Dionex or any of its affiliates after the Merger Effective Time (“Company Employees”) will be offered participation and coverage under Thermo Fisher’s and its subsidiaries’ compensation and benefit plans that are substantially similar to the plans generally in effect for similarly situated employees of Thermo Fisher and its subsidiaries (“Thermo Fisher Benefit Plans”). Continued participation and coverage following the Merger Effective Time under benefit plans of Dionex and its subsidiaries as in effect immediately prior to the Merger Effective Time will be deemed to satisfy Thermo Fisher’s obligations, and Company Employees may commence participating in the comparable Thermo Fisher Benefit Plans on different dates following the Merger Effective Time with respect to different comparable Thermo Fisher Benefit Plans.

With respect to any Thermo Fisher Benefit Plan providing benefits to Company Employees after the Merger Effective Time, each Company Employee will be credited with his or her years of service with Dionex and its subsidiaries before the Merger Effective Time for all purposes (including for the purposes of vesting, eligibility to participate and level of benefits) to the same extent as each Company Employee was entitled, before the Merger Effective Time, to credit for such service under any similar employee benefit plan sponsored or maintained by Dionex or any of its subsidiaries in which the Company Employee participated or was eligible to participate immediately prior to the Merger Effective Time, except with respect to (i) benefit accrual under any defined benefit pension plan, (ii) any benefit plan that does not provide similarly-situated employees of Thermo Fisher and its subsidiaries with credit for prior service, (iii) any grandfathered or frozen benefit plans or (iv) situations where providing Company Employees with credit for prior service would result in the duplication of benefits.

Thermo Fisher will, to the extent legally permissible, waive, or cause to be waived, any preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Thermo Fisher or any of its subsidiaries in which the Company Employees (and their eligible dependents) are eligible to participate from and after the Merger Effective Time, except to the extent that such preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of Dionex and its subsidiaries in which the Company Employee participated. If a Company Employee commences participation in any health benefit plan of Thermo Fisher or any of its subsidiaries after the commencement of a calendar year, to the extent information is provided to Thermo Fisher in a form reasonably acceptable to Thermo Fisher and the plan administrator, Thermo Fisher will cause the plan to recognize any eligible expenses incurred by the Company Employee (and his or her eligible dependents) during such calendar year (prior to receiving coverage under the new benefit plan) for purposes of satisfying such calendar year’s deductible, coinsurance, maximum out-of-pocket, copayment limitations and life-time maximum limitations or requirements under the relevant welfare benefit plans for the applicable plan year in which the Company Employee (and eligible dependents) commences participation.

The Merger Agreement provides that the Dionex Board will, prior to the Merger Effective Time, adopt resolutions to take such corporate action as is necessary to terminate the Dionex 401(k) plan and to ensure that the account balances of the participants in the Dionex 401(k) plan are fully vested upon such plan termination, in each case effective as of the day prior to the Merger Effective Time. Following the Merger Effective Time and as soon as practicable following receipt of a favorable determination letter from the Internal Revenue Service on the termination of the Dionex 401(k) plan, the assets thereof will be distributed to the participants, and Thermo Fisher will take the action necessary to permit the Company Employees who are actively employed to roll over any eligible rollover distributions into the Thermo Fisher 401(k) plan. The Company Employees will be eligible immediately as of the Merger Effective Time to participate in Thermo Fisher’s 401(k) plan.

The Merger Agreement provides that, with respect to Company Employees who are regularly employed outside of the United States, the provisions relating to compensation and benefits set forth above do not apply and Thermo Fisher will, or will cause its subsidiaries to, comply with all applicable laws relating to such Company Employees.

As soon as reasonably practicable following the execution of the Merger Agreement (and in any event prior to the Merger Effective Time), Dionex will, or will cause its applicable subsidiary to, take all action necessary to fulfill all consultation and notification requirements, and obtain all approvals from, any unions, works councils or other labor organizations, whether required pursuant to applicable law or otherwise.

Nothing in this “— Employee Matters” section will (i) constitute or be deemed to be an amendment to any benefit plan sponsored or maintained by Dionex or any other compensation or benefit program or arrangement of Dionex or any of its subsidiaries, (ii) guarantee employment for any period of time or preclude the ability of Thermo Fisher or any of its subsidiaries to terminate any employee of Dionex or any of its subsidiaries or (iii) require Thermo Fisher or any of its subsidiaries to continue any employee benefit plans sponsored or maintained by Dionex or its subsidiaries, or arrangements or prevent the amendment, modification or termination of any employee benefit plans sponsored or maintained by Dionex or its subsidiaries, in accordance with the terms the applicable employee benefit plan and applicable law.

Approval of Compensation Arrangements.  Prior to the Merger Effective Time, Dionex will take all actions that may be necessary or advisable to cause each employment, compensation, severance and other benefit plan of Dionex or any of its subsidiaries to be approved, adopted, amended or modified on or, subject to the restrictions contained in the Merger Agreement, after December 12, 2010 to be approved as an “employment compensation, severance or other employee benefit arrangement” by the Dionex Board, the compensation committee thereof and/or its independent directors in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act.

Indemnification and Insurance.  The Merger Agreement provides that, for six years after the Merger Effective Time, Thermo Fisher and the surviving company of the Merger will maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Dionex’s and any of its subsidiaries’ articles of incorporation and by-laws or similar organizational documents in effect immediately prior to the Merger Effective Time or in any indemnification agreements of Dionex or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of the Merger Agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Merger Effective Time were current or former directors, officers or employees of Dionex or any of its subsidiaries.

In addition, following the Merger Effective Time, each of Thermo Fisher and the surviving company of the Merger will jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of Dionex or any of its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission in their capacity as such occurring or alleged to have occurred whether before or after the Merger Effective Time (including acts or omissions in connection with serving as an officer or director or other fiduciary of any entity if such service was at the request or for the benefit of Dionex).

The Merger Agreement further provides that, for six years after the Merger Effective Time, the surviving company of the Merger will maintain in effect directors’ and officers’ liability insurance with a Best rated “A” or better carrier, which insurance will contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the current policy of directors’ and officers’ liability insurance maintained as of the date of the Merger Agreement by Dionex, and may, at the surviving company of the Merger’s option, be in the form of a “tail policy.” In satisfying its obligations described in this paragraph, the surviving company of the Merger will not be obligated to pay an amount in excess of 250% of the annual policy premium payable as of the date of the Merger Agreement.

Conditions of the Offer.  See Section 15 — “Conditions of the Offer.”

Conditions to the Merger.  The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

•	to the extent required by applicable law, the Merger will have been approved by the affirmative vote of the holders of outstanding Shares representing at least a majority of the outstanding shares of capital stock of Dionex entitled to vote;

•	no injunction or other order or similar legal restraint will have been issued by any governmental entity of competent jurisdiction and will then be in effect preventing the consummation of the Merger; and

•	Purchaser will have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any Subsequent Offering Period, if applicable).

Termination.  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of Dionex):

(i) by mutual written consent of Dionex and Thermo Fisher;

(ii) by either Dionex or Thermo Fisher if:

(a) the Acceptance Time has not occurred on or before the End Date or the Offer is terminated or withdrawn (pursuant to its terms and the terms of the Merger Agreement) without any Shares being accepted for payment thereunder; provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill its obligations under the Merger Agreement in any manner proximately caused the failure of the Acceptance Time to occur on or before such time; or

(b) any court or governmental entity of competent jurisdiction has entered an injunction or order permanently restraining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction or order has become final and non-appealable; provided that the party seeking to terminate the Merger Agreement is not itself in breach of its obligations described above under — “Third-Party Consents and Regulatory Approvals” and — “Debt Financing.”

(iii) by Dionex if:

(a) Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 20 business days after the date of the Merger Agreement; provided that this right to terminate the Merger Agreement will not be available to Dionex in the event of its failure to comply with any of its covenants under the Merger Agreement;

(b) prior to the Acceptance Time, Thermo Fisher or Purchaser has breached any representation, warranty, covenant or agreement on the part of Thermo Fisher or Purchaser set forth in the Merger Agreement, that (x) has had or would reasonably be expected to have a Thermo Fisher Material Adverse Effect (as defined below) and (y) will be incapable of being cured by the End Date or has not been cured within 30 days after written notice has been received by Thermo Fisher; or

(c) prior to the Acceptance Time, (x) the Dionex Board has authorized Dionex to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (y) Dionex has complied in all material respects with the terms described above under “ — No Solicitation” and (z) immediately after the termination of the Merger Agreement, Dionex enters into an Alternative Acquisition Agreement with respect to the Superior Proposal. However, this right to terminate the Merger Agreement will only be available to Dionex if it has previously paid to Thermo Fisher the Termination Fee.

(iv) by Thermo Fisher if, prior to the Acceptance Time:

(a) Dionex has breached any representation, warranty, covenant or agreement on the part of Dionex set forth in the Merger Agreement, or any representation or warranty of Dionex has become untrue, in either case such that the conditions set forth in clauses (ii)(b) and (ii)(c) of Section 15 — “Conditions of the Offer” would not be satisfied as of the time of the breach or as of the time such representation or warranty becomes untrue and in any case the breach will be incapable of being cured by the End Date or will not have been cured within 30 days after written notice has been received by the Company;

(b) the Dionex Board (x) effects an Adverse Recommendation Change, (y) fails to reaffirm (publicly, if so requested by Thermo Fisher) the Dionex Board Recommendation within ten business days after the date any Alternative Proposal (or material modification thereto) is first publicly disclosed or (z) approves, endorses or recommends any Alternative Proposal;

(c) a tender offer or exchange offer for 15% or more of the outstanding shares of Dionex’s common stock is commenced, and the Dionex Board fails to send to the Dionex stockholders, within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, a statement reaffirming the Dionex Board Recommendation and recommending that the Dionex stockholders reject the tender offer or exchange offer; or

(d) the Dionex Board fails to comply with its obligations described above under “ — No Solicitation” in all material respects.

“Thermo Fisher Material Adverse Effect” means any material adverse effect on the ability of Thermo Fisher and Purchaser to consummate the Offer and the Merger.

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will terminate and there will be no liability on the part of any party to the other party, except for any liability arising out of the obligation to pay the Termination Fee, as described below under “ — Termination Fees” or any willful, intentional and material breach of any of the representations, warranties or covenants in the Merger Agreement.

Termination Fee.  In the event that:

(i) (a) an Alternative Proposal is made known to Dionex stockholders or, in the case of a termination by Thermo Fisher pursuant to clause (iv)(a) of the section entitled “— Termination” above, otherwise made known or communicated to Dionex senior management or the Dionex Board, and not withdrawn, (b) the Merger Agreement is terminated by Dionex or Thermo Fisher pursuant to clause (ii)(a) of the section entitled “— Termination” above or, prior to the Acceptance Time, by Thermo Fisher pursuant to clause (iv)(a) of the section entitled “— Termination” above, and (c) Dionex enters into definitive agreement with respect to or consummates a transaction contemplated by any Alternative Proposal within 12 months of the date that the Merger Agreement is terminated;

(ii) the Merger Agreement is terminated by Dionex pursuant to clause (iii)(c) of the section entitled “— Termination” above or by Thermo Fisher pursuant to clause (iv)(b) or clause (iv)(c) of the section entitled “— Termination” above; or

(iii) the Merger Agreement (a) is terminated by Thermo Fisher pursuant to clause (iv)(d) of the section entitled “— Termination” above, but there has not been any Alternative Proposal made known to Dionex stockholders generally or otherwise made known or communicated to Dionex senior management or the Dionex Board prior to the termination by Thermo Fisher, and Dionex enters into a definitive agreement with respect to, or consummates any transaction contemplated by, any Alternative Proposal within 12 months of the date of the termination by Thermo Fisher or (b) is terminated by Thermo Fisher pursuant to clause (iv)(d) of the section entitled “— Termination” above and prior to the termination by Thermo Fisher an Alternative Proposal has been made known to the Dionex stockholders generally or otherwise made known or communicated to Dionex senior management or the Dionex Board;

then Dionex will pay to Thermo Fisher a termination fee of $65,000,000 in cash (the “Termination Fee”); provided, however, that for purposes of the Termination Fee, all references to “15%” in the definition of “Alternative Proposal” is deemed to refer to “50%” instead.

In the case of a payment of the Termination Fee pursuant to clauses (i) or (iii)(a) above, the payment will be made to Thermo Fisher promptly following the earlier of the execution of a definitive agreement with respect to, or consummation of any transaction contemplated by, any Alternative Proposal (and in any event not later than two business days after delivery to Dionex of a notice of demand for payment). In the case of a payment of the Termination Fee pursuant to clauses (ii) or (iii)(b) above, the payment will be made to Thermo Fisher promptly following termination of the Merger Agreement (and in any event not later than two business days after delivery to Dionex of a notice of demand for payment). However, in the event that the Termination Fee is payable pursuant to clause (ii) above in connection with a termination of the Merger Agreement by Dionex pursuant to clause (iii)(c) of this section entitled “— Termination” above, the Company must pay the Termination Fee to Thermo Fisher prior to the termination of the Merger Agreement.

In no event will Dionex be required to pay more than one Termination Fee.

Fees and Expenses.  Whether or not the Offer and the Merger are consummated, all costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring or required to incur such expenses.

No Third-Party Beneficiaries.  The Merger Agreement is not intended to, and does not, confer upon any other person or entity any rights or remedies thereunder, except as set forth in or contemplated by the terms and provisions of the Merger Agreement relating to directors’ and officers’ indemnification and insurance.

Amendment; Waiver.  Any provision of the Merger Agreement may be amended or waived prior to the Merger Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the receipt of the affirmative vote of the holders of at least a majority of the outstanding Shares to adopt the Merger Agreement (if required under Delaware law), if any amendment or waiver requires further approval of the Dionex stockholders, the effectiveness of the amendment or waiver will require the approval of the Dionex stockholders.

The Confidentiality Agreement.  Dionex and Thermo Fisher entered into a confidentiality agreement dated as of November 29, 2010 (the “Confidentiality Agreement”). As a condition to being furnished with confidential information, Thermo Fisher agreed, among other things, to keep all such confidential information confidential and, subject to certain exceptions, to use such confidential information solely for the purpose of evaluating a possible transaction between the parties.

14.	Dividends and Distributions.

As discussed in Section 13 — “The Transaction Documents — The Merger Agreement — Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time and the termination of the Merger Agreement, Dionex has agreed not to (i) adjust, split, combine or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock, (ii) make, declare, set aside or pay any dividend or other distribution (except dividends or distributions paid in cash by wholly owned subsidiaries of Dionex to Dionex or to other wholly owned subsidiaries of Dionex), or redeem, purchase or otherwise acquire or encumber any of its capital stock, (iii) grant any person any right to acquire any of its capital stock, (iv) issue, or authorize the issuance of, any Dionex securities (except pursuant to the exercise of outstanding stock options or settlement of restricted stock units) or (v) amend any term of any Dionex security or securities of any Dionex subsidiary (in each case, whether by merger, consolidation or otherwise).

15.	Conditions of the Offer.

Pursuant to the Merger Agreement, Purchaser is not required to accept for payment or pay for any Shares, and, only after complying with any obligation to extend the expiration date of the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

(i) at the expiration of the Offer or immediately prior to such payment (a) the Minimum Condition is not satisfied, (b) the Antitrust Condition is not satisfied or any of the approvals or clearances required to satisfy the Antitrust Condition has resulted in, or would reasonably be expected to result in, a Materially Burdensome Condition; or

(ii) at the expiration of the Offer or immediately prior to such payment, any of the following conditions has occurred:

(a) (x) any restraining order, injunction or other order or similar legal restraint or prohibition shall have been issued by any governmental entity of competent jurisdiction and shall then be in effect or (y) any suit, action or other proceeding shall have been instituted by any governmental entity and remain pending that would reasonably be expected to result in a restraining order, injunction or other order or similar legal restraint or prohibition, in the case of either clause (x) or (y) preventing the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

(b) (x) the representations and warranties of Dionex relating to its corporate existence, capitalization (except to a de minimis extent), corporate authority and finders’ fees shall not be true and correct in all respects at and as of the date of the Merger Agreement and at and as of immediately prior to the expiration of the Offer as though made at and as of such time (unless the applicable representation or warranty is made only as of a specific date, in which case as of such specific date) or (y) any of the other representations and warranties of Dionex set forth in the Merger Agreement shall not be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined below)) at and as of the date of the Merger Agreement and at and as of immediately prior to the expiration of the Offer as though made at and as of such time (unless the applicable representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of clause (y), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) Dionex shall have failed to perform or comply in all material respects with all of its covenants and agreements in the Merger Agreement to be performed or complied with by it prior to such time;

(d) since the date of the Merger Agreement, any fact, circumstance, event, change, effect or occurrence shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(e) Dionex shall have failed to deliver to Thermo Fisher a certificate signed by the Chief Executive Officer or another senior executive officer of Dionex certifying that the conditions specified in clauses (ii)(b) and (ii)(c) above do not exist; or

(f) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, except for the Minimum Condition, which may be waived only with the prior written consent of the Company, may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

“Company Material Adverse Effect” means any state of facts, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (i) is materially adverse to the business, results of operation or financial condition of Dionex and its subsidiaries, taken as a whole, or (ii) renders Dionex incapable of consummating the transactions contemplated by the Merger Agreement by the End Date; provided, however, that, in the case of clause (i) only, no facts, circumstances, events, changes, effects or occurrences to the extent resulting from or arising out of the following will be deemed, either alone or in combination to constitute, and no facts, circumstances, events, changes, effects or occurrences to the extent resulting from or arising out of the following will be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (1) changes after the date of the Merger Agreement in the economic, business, financial, technological or regulatory environment generally affecting the industries in which Dionex and its subsidiaries operate; (2) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any natural disaster, in each case after the date of the Merger Agreement; (3) changes after the date of the Merger Agreement in law or applicable accounting regulations or principles or interpretations thereof; (4) actions or omissions of Dionex or any of its subsidiaries to which Thermo Fisher has expressly consented in writing; (5) any changes (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, distributor, partner or similar relationships) proximately caused by the announcement, pendency or anticipated consummation of the Merger Agreement, the Offer or the Merger; or (6) the failure, in and of itself, of Dionex to meet internal or analysts’ expectations or projections (the underlying causes of any failure will not be excluded by this clause (6)); except, with respect to clauses (1), (2) and (3), as has or would reasonably be expected to have a disproportionate impact on the business, results of operation or financial condition of Dionex and its subsidiaries taken as a whole relative to other companies in the industries in which Dionex operates.

16.	Certain Legal Matters; Regulatory Approvals.

General.  On December 14, 2010, Dr. Alan Weisberg filed a putative class action lawsuit in the Superior Court of the State of California, County of Santa Clara, purportedly on behalf of the stockholders of Dionex, against Dionex, Dionex’s directors and Thermo Fisher, alleging, among other things, that Dionex’s directors, aided and abetted by Dionex and Thermo Fisher, breached their fiduciary duties owed to Dionex stockholders in connection with the proposed acquisition of Dionex by Thermo Fisher and Purchaser. The complaint seeks, among other things, to enjoin the defendants from completing the acquisition as currently contemplated. Thermo Fisher intends to take all appropriate actions to defend the lawsuit.

Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by Dionex with the SEC and other publicly available information concerning Dionex, we are not aware of any governmental license or regulatory permit that appears to be material to Dionex’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described under “Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Dionex’s business or certain parts of Dionex’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”

State Takeover Laws.  A number of states (including Delaware) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. Dionex, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Dionex is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Dionex Board has represented that it has approved the Merger Agreement and the transactions contemplated by the Merger Agreement as required to render Section 203 of the DGCL inapplicable to the Offer and the Merger. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance.  Under the HSR Act and the rules that have been promulgated thereunder, certain acquisitions of voting securities or assets may not be consummated unless Premerger Notification and Report Forms have been filed with the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements and may not be completed until the expiration of the waiting period, discussed below, following the filing by Thermo Fisher, as the ultimate parent entity of the Purchaser, of a Premerger Notification and Report Form.

Thermo Fisher intends to file a Premerger Notification and Report Form under the HSR Act with the Antitrust Division and the FTC in accordance with the terms of the Merger Agreement. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. on the 15th calendar day from the time of the filing of the Thermo Fisher Notification and Report Form (unless earlier terminated by the FTC and the Antitrust Division). Thermo Fisher and Dionex may agree to modify the timing of the Notification and Report Form filing status of Parent or Company to the extent that they mutually agree that doing so may expedite review by the FTC and the Antitrust Division. The Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Thermo Fisher. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after we comply with such request. Thereafter, such waiting period can be extended only by court order or with Thermo Fisher’s consent. Although Dionex is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Dionex’s failure to make those filings nor a request for additional documents or information issued to Dionex by the Antitrust Division or the FTC will extend the waiting period with respect to the purchase of Shares pursuant to the Offer. If either 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next day that is not a Saturday, Sunday or legal public holiday. Thermo Fisher intends to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC routinely evaluate the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, such as seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of some of our or Dionex’s assets. Private parties and state attorneys generals may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

Under the merger control rules of jurisdictions outside the United States where Thermo Fisher or Dionex and their respective subsidiaries conduct business, filings may be required or may be desirable and it may be necessary to observe waiting periods prior to consummation of the transaction. Under the terms of the Merger Agreement, Thermo Fisher has agreed to make such filings and seek such approvals under the merger control rules of foreign jurisdictions as it may, in its reasonable judgment, deem necessary or advisable. Any such filings must be made by Thermo Fisher as soon as reasonably practicable. The period for review of the transaction will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the transaction on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) consummation of the transaction, foreign competition authorities may seek to enjoin the purchase of Shares pursuant to the Offer, or seek divestiture of the Shares so acquired, or seek divestiture of Thermo Fisher or Dionex assets. There can be no assurance that a challenge to the Offer under foreign merger control rules will not be made, or, if such a challenge is made, what the result will be. See Section 15 — “Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, Section 13 — “The Transaction Documents — The Merger Agreement — Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and Section 13 — “The Transaction Documents — The Merger Agreement — Third-Party Consents and Regulatory Approvals” with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals. Purchaser (i) may, if any condition to the Offer, including the Antitrust Condition, is not satisfied or waived on any scheduled Expiration Date, extend the Expiration Date for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived, (ii) will extend the Offer for any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or the NASDAQ applicable to the Offer and, for periods of up to ten business days per extension, until the Antitrust Condition has been satisfied, and (iii) to the extent requested by Dionex, if any condition to the Offer, including the Antitrust Condition, is not satisfied or waived on any scheduled Expiration Date, will extend the Expiration Date for an additional period or successive periods of up to ten business days each until all of the conditions are satisfied or waived. However, Purchaser will not and has no obligation to extend the Expiration Date beyond the End Date.

17.	Fees and Expenses.

Barclays Capital Inc. (“Barclays Capital”) and J.P. Morgan Securities LLC (“JPM Securities”) are acting as joint dealer managers for the Offer and as financial advisors to Thermo Fisher in connection with the acquisition of Dionex, for which services Barclays Capital and JPM Securities will each receive a customary fee. Barclays Capital and JPM Securities also will be reimbursed for reasonable out-of-pocket expenses incurred by them, including reasonable fees and expenses of external legal counsel, and Barclays Capital, JPM Securities and their respective related persons will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of their engagement. In addition, affiliates of Barclays Capital and JPM will receive customary fees in respect of their commitments to make loans under the Facility and in their capacities as lenders under the Facility. In the ordinary course of business, Barclays Capital and JPM Securities and their respective affiliates may actively trade or hold the securities of Thermo Fisher and Dionex for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities.

We have retained Innisfree M&A Incorporated to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

Other than as set forth above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Thermo Fisher not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Dionex has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the manner described in Section 8 — “Certain Information Concerning Dionex” and Section 9 — “Certain Information Concerning Purchaser and Thermo Fisher.”

WESTON D MERGER CO.

December 20, 2010

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO FISHER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Thermo Fisher are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Thermo Fisher. The business address of each director and officer is Thermo Fisher Scientific Inc., Eighty One Wyman Street, Waltham, Massachusetts 02451. All directors and executive officers listed below are US citizens. Directors are identified by an asterisk.1

		Current Principal Occupation or
Name	Age	Employment and Five-Year Employment History

Marc N. Casper*	42	Mr. Casper has been a director of the Company since October 2009. He has been President and Chief Executive Officer of the Company since October 2009. He served as the Company’s Chief Operating Officer from May 2008 to October 2009 and was Executive Vice President from November 2006 to October 2009. Prior to being named Executive Vice President, he was Senior Vice President from December 2003 to November 2006. Prior to joining the Company, Mr. Casper served as president, chief executive officer and a director of Kendro Laboratory Products. Mr. Casper is also a director of Zimmer Holdings, Inc. and within the last five years was a director of The Advisory Board Company.
Nelson J. Chai*	45	Mr. Chai has been a director of the Company since December 2010. He is Executive Vice President, Chief Administrative Officer and head of strategy of CIT Group Inc., a bank holding company that provides lending, advisory and leasing services to small and middle market businesses. He joined CIT Group in June 2010. Previously, he was President, Asia-Pacific for Bank of America Corporation beginning in December 2008, and Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., a financial services firm, from December 2007 to December 2008. Prior to that Mr. Chai was Executive Vice President and Chief Financial Officer of NYSE Euronext, a stock exchange group, from March 2006 to December 2007, and Chief Financial Officer of Archipelago Holdings, L.L.C., an electronic stock exchange, from June 2000 to March 2006.
Tyler Jacks*	49	Dr. Jacks has been a director of the Company since May 2009. He is the David H. Koch Professor of Biology at the Massachusetts Institute of Technology (MIT) and director of the David H. Koch Institute for Integrative Cancer Research. He joined the MIT faculty in 1992 and was director of its Center for Cancer Research from 2001 to 2008. Since 2002, Dr. Jacks has been an investigator with the Howard Hughes Medical Institute.
Thomas J. Lynch*	56	Mr. Lynch has been a director of the Company since May 2009. He is Chief Executive Officer of Tyco Electronics Ltd., a global provider of engineered electronic components, network solutions, undersea telecommunication systems and specialty products. He joined Tyco International in 2004 as President of Tyco Engineered Products and Services and was appointed to his current position in January 2006, when Tyco Electronics was formed and later became an independent, separately traded entity. Mr. Lynch is also a director of Tyco Electronics Ltd.

1 NTD: Confirm no changes to ages as of time of filing.

		Current Principal Occupation or
Name	Age	Employment and Five-Year Employment History

William G. Parrett*	65	Mr. Parrett has been a director of the Company since June 2008. Until his retirement in November 2007, he served as Chief Executive Officer of Deloitte Touche Tohmatsu, a global accounting firm. Mr. Parrett joined Deloitte in 1967, and served in a series of roles of increasing responsibility. Mr. Parrett serves as a director of the Blackstone Group LP, Eastman Kodak Company and UBS AG, and is chairman of their Audit Committees.
Michael E. Porter*	63	Dr. Porter has been a director of the Company since July 2001. He has been the Bishop William Lawrence University Professor at Harvard University since December 2000 and was C. Roland Christensen Professor of Business Administration from 1990 to 2000. Dr. Porter is a leading authority on competitive strategy and international competitiveness. Dr. Porter is also a director of Parametric Technology Corporation.
Scott M. Sperling*	52	Mr. Sperling has been a director of the Company since November 2006. Prior to the merger of Thermo Electron Corporation and Fisher Scientific International Inc., he was a director of Fisher Scientific from January 1998 to November 2006. He has been employed by Thomas H. Lee Partners, L.P., a leveraged buyout firm, and its predecessor, Thomas H. Lee Company, since 1994. Mr. Sperling currently serves as Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling is also a director of Warner Music Group Corp. and CC Media Holdings, Inc., and within the last five years was a director of Wyndham International, Inc., Houghton Mifflin Company, Univision Communications Inc., and Vertis, Inc.
Judy C. Lewent*	61	Ms. Lewent has been a director of the Company since May 2008. She was Chief Financial Officer of Merck & Co., Inc., a global pharmaceutical company, from 1990 until her retirement in 2007. She was also Executive Vice President of Merck from February 2001 through her retirement and had additional responsibilities as President, Human Health Asia from January 2003 until July 2005, when she assumed strategic planning responsibilities for Merck. Ms. Lewent is also a director of Dell, Inc. and within the last five years was a director of Motorola, Inc.
Peter J. Manning*	71	Mr. Manning has been a director of the Company since May 2003. He served as Vice Chairman, Strategic Business Development of FleetBoston Financial Corporation from October 1999 to February 2003 when he retired. From January 1993 to October 1999, Mr. Manning served as Executive Director, Mergers & Acquisitions of BankBoston Corporation, prior to its acquisition by FleetBoston Financial. From 1990 to 1993, he served as Executive Vice President and Chief Financial Officer of BankBoston Corporation. Mr. Manning also serves as a director of Safety Insurance Group Inc. and chairman of its Audit Committee.
Jim P. Manzi*	58	Mr. Manzi has been a director of the Company since May 2000 and Chairman of the Board since May 2007. He was also Chairman of the Board from January 2004 to November 2006. He has been the Chairman of Stonegate Capital, a firm he formed to manage private equity investment activities in technology startup ventures, primarily related to the Internet, since 1995. From 1984 until 1995, he served as the Chairman, President and Chief Executive Officer of Lotus Development Corporation, a software manufacturer that was acquired by IBM Corporation in 1995.
Elaine S. Ullian*	62	Ms. Ullian has been a director of the Company since July 2001. She was the President and Chief Executive Officer of Boston Medical Center, a 550-bed academic medical center affiliated with Boston University, from July 1996 to her retirement in January 2010. Ms. Ullian is also a director of Vertex Pharmaceuticals, Inc. and Hologic Inc., and within the last five years was a director of Valeant Pharmaceuticals International.

		Current Principal Occupation or
Name	Age	Employment and Five-Year Employment History

Peter M. Wilver	51	Mr. Wilver was appointed Senior Vice President in November 2006 and Chief Financial Officer in October 2004. He was Vice President from October 2004 to November 2006.
Seth H. Hoogasian	56	Mr. Hoogasian was appointed Senior Vice President in November 2006, Secretary in 2001 and General Counsel in 1992. He was Vice President from 1996 to November 2006.
Gregory J. Herrema	45	Mr. Herrema was appointed Senior Vice President of Thermo Fisher Scientific and President of Analytical Instruments in May 2008. He was President, Scientific Instruments from May 2006 to October 2009. He was President, Environmental Instruments from January 2002 to May 2006.
Alan J. Malus	51	Mr. Malus was appointed President of Laboratory Products in July 2008 and Senior Vice President of Thermo Fisher Scientific in November 2006. Prior to Thermo’s merger with Fisher, Mr. Malus was group president of distribution and services for Fisher, where he focused on growing the company’s customer channel businesses serving research, healthcare, education and safety markets. Mr. Malus joined Fisher in 1998 and served in a variety of management roles.
Edward A. Pesicka	43	Mr. Pesicka was appointed Senior Vice President of Thermo Fisher Scientific and President, Customer Channels in July 2008. He was President, Research Market from November 2006 to July 2008. Prior to Thermo’s merger with Fisher, Mr. Pesicka was Vice President and General Manager of Fisher’s U.S. research business from January 2004 to November 2006.
Peter E. Hornstra	51	Mr. Hornstra was appointed Vice President in February 2007 and Chief Accounting Officer in January 2001. He was Corporate Controller from January 1996 to February 2007.
Kenneth Berger	48	Mr. Berger was appointed Senior Vice President of Thermo Fisher Scientific and President of Specialty Diagnostics in May 2010. He was President of the Biosciences business from April 2007 until May 2010, and was President of the Process Instruments business from July 2005 through April 2007. From April 2004 until July 2005, he was President of Thermo Fisher China, based in Shanghai.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser. The business address of each director and officer is Thermo Fisher Scientific Inc., Eighty One Wyman Street, Waltham, Massachusetts 02451. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

		Current Principal Occupation or
Name	Age	Employment and Five-Year Employment History

Seth Hoogasian*	56	Director, President and Secretary since Purchaser was formed, Mr. Hoogasian has served as Senior Vice President of Thermo Fisher Scientific since November 2006, Secretary of Thermo Fisher Scientific since 2001 and General Counsel of Thermo Fisher Scientific since 1992. He was Vice President from 1996 to November 2006.
Gregory Herrema*	45	Vice President, Treasurer since Purchaser was formed, Mr. Herrema has served as Senior Vice President of Thermo Fisher Scientific and President of Analytical Instruments since May 2008. He was President, Scientific Instruments of Thermo Fisher Scientific from May 2006 to October 2009. He was President, Environmental Instruments from January 2002 to May 2006.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Phone: Toll-free (877) 248-6417 (718) 921-8317

By Facsimile:
(For Eligible Institutions Only)
(718) 234-5001

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll free (877) 825-8964
Banks and brokers may call collect (212) 750 5833

The Dealer Managers for the Offer are:

Barclays Capital Inc.
745 Seventh Avenue, 3rd Floor
New York, New York 10019
Attention: Equity Corporate Services
(Call) Toll Free: (888) 610-5877

J.P. Morgan Securities LLC
383 Madison Ave, 5th Floor
New York, NY 10179
Toll free: (877) 371-5947